090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20130397631-15
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/17/2013 9:00 AM
	Entity Number E0101702010-2

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

DAKOTA GOLD CORP.

2. The articles have been amended as follows: (provide article numbers, if available)

1. The name of the corporation is American Magna Corp.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 85.3%

4. Effective date and time of filing: (optional) Date: July 2, 2013 Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDMENT TO ARTICLES OF INCORPORATION

OF

DAKOTA GOLD CORP.

Dakota Gold Corp., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1. The name of the corporation is Dakota Gold Corp. The date of filing of its original Articles of Incorporation with the Secretary of State was March 4, 2010. The corporation changed its name to Dakota Oil & Gas Inc. by filing an amendment to the Articles of Incorporation on March 8, 2010. The corporation changed its name to Dakota Gold Corp. and increased its authorized shares to 100,000,000 by filing an amended and restated Articles of Incorporation on August 19, 2010.

2. This Amended Articles of Incorporation amends Article I of the Articles of Incorporation of this corporation by replacing the name "Dakota Gold Corp." with the name "American Magna Corp."

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in a case of a vote of classes or series or may be required by the provisions of the articles of incorporation in favor of the amendment is 85.3%.

4. This Amended Articles of Incorporation shall be effective on July 2, 2013.

Signed on this 13th day of June 2013

/s/ Herb Duerr

Herb Duerr
President and Chief Executive Officer